Exhibit 99.2

New York City REIT, Inc. Q1 2020 Earnings Webcast

Opening – Louisa Quarto

Welcome to the First Quarter 2020 New York City REIT, or NYCR, webcast. All participants will be in listen-only mode.

This event is being recorded and contains forward-looking statements that are subject to risks and uncertainties, which could cause the Company’s actual results to differ materially from these forward-looking statements. We refer you to our SEC filings including the Form 10-K filed for the year ended December 31, 2019 filed on March 19, 2020 and all subsequent SEC filings for a more detailed discussion of the risk factors that could cause these differences.

During today's call, we will discuss non-GAAP financial measures and other information of three REITs that are advised by an affiliate of our advisor. These measures and information should not be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Each company has provided a reconciliation of these measures to the most directly comparable GAAP measure. For Global Net Lease and American Finance Trust, the reconciliations and other information are part of their most recent earnings releases (available on their websites at www.globalnetlease.com and www.americanfinancetrust.com, respectively). For Healthcare Trust, Inc., the reconciliations are available as part of its first quarter 2020 investor presentation and part of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (both available on HTI’s website at www.healthcaretrustinc.com).

You may submit questions during today’s webcast by typing them in the box in the lower right of the screen and a member of our investor relations group will follow-up to answer questions directly after the presentation. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.newyorkcityreit.com.

I would now like to turn the call over to Michael Weil, Chief Executive Officer of AR Global. Please go ahead.

Opening Script

Hi, this is Mike Weil, CEO of AR Global. I would like to take a few minutes to update you all about the AR Global platform before going into the first quarter webinar materials.

From all of us at AR Global, we hope that you and your families are healthy and safe during this unprecedented global crisis. The health and safety of our communities, our tenants, their customers, and our employees, contractors and vendors remain a top concern of ours. Although this webinar is a first quarter review, we’d be remiss if we didn’t acknowledge the on-going COVID-19 pandemic.

Beginning in early March, we took proactive steps to prepare for and actively mitigate any potential disruptions the virus would cause, and we are pleased with the initial results. We enacted safety measures including work remote policies, cooperation with localized closure or curfew directives, social distancing measures and screening of all persons entering our healthcare facilities. We’ve actively reached out to and remain in direct contact with our tenants, cultivating open dialog and deepening the relationships that we have carefully developed through prior transactions and historic operations, which we consider to be one of our most important strengths. Thanks to these conversations and the strenuous due diligence and underwriting standards our team has adhered to over the last several years, we have had tremendous success in our rent collection during this pandemic.

Across the four REITs that AR Global manages, we collected a weighted average of 89.3% of April cash rents. Rent collection for each REIT was very successful within their individual sectors. Our proactive discussions with tenants allowed us to understand any potential challenges our tenants may encounter and work together to achieve mutually agreeable resolutions. Helping our tenants remain fiscally healthy, secure, and positioned for growth over the long-term is the best thing we can do as landlords to secure our own long-term cash flow stability and encourage steady value creation. Not all tenant requests ultimately result in modification agreements, nor is the company forgoing its contractual rights under its lease agreements. Our team members in the United States and in Europe experienced minimal disruptions to their workflow and are readily able to access day to day systems remotely to support these negotiations with tenants. These negotiations would not have been possible without technological and systems investments AR Global has made over the last several years.

American Finance Trust (NASDAQ symbol AFIN) recorded year over year increases in Revenue from Tenants, NOI and Adjusted EBITDA while acquiring 31 new properties for a total of $90 million of contract purchase price during the first quarter of 2020. AFIN’s portfolio, as of the end of the first quarter, consisted of 848 properties in 46 states and the District of Columbia. Portfolio occupancy was over 94.7% on over 18.9 million square feet of rentable space with average annual rent escalators of 1.3% and 8.9 years of remaining lease term. AFIN collected 79% of the April cash rent payable across the portfolio, including 97% from the top 20 tenants and 92% of cash rent due for single-tenant assets. We are confident that the long-term net lease structure of many of AFIN’s leases and the 80% of top 10 tenants and 66% of all single-tenant properties that are leased to investment grade or implied investment grade tenants, in a portfolio of best of class assets, will display continued resiliency in the current environment.

Global Net Lease (New York Stock Exchange symbol GNL) also reported year over year increases in several metrics, including NOI and Adjusted EBITDA after closing on 10 properties for an aggregate contract purchase price of $114 million during the first quarter of 2020. Among these closings was the completion of a large, international Whirlpool sale-leaseback transaction. GNL collected a tremendous 98% of the cash rent payable in April, including almost 100% of the rents payable for assets owned in Europe. GNL’s portfolio at the end of the first quarter was comprised of 288 properties that are over 99.6% occupied with a weighted average remaining lease term of 9 years. The portfolio is now 48% office, 47% industrial and distribution and only 5% retail, an allocation that we believe greatly contributed to the outstanding rent collection rate in April.

HTI continues its focus on two strong healthcare real estate segments: Medical Office Building (“MOB”) and Seniors Housing Operating Properties (“SHOP”) which comprise 49% and 43% of HTI’s portfolio, respectively. In the first quarter, the company closed on $104 million worth of new MOB and SHOP properties totaling eight properties with 9.3 years of lease term remaining and at a weighted average cap rate of 6.9%. Year over year increases in revenue and NOI and a decrease in the company’s overall interest rate are some of the results of HTI’s focus on building and operating its portfolio. In April, HTI collected 90% of the rents payable on its MOB and triple net leased properties and has approved or is currently negotiating almost all of the remaining uncollected April cash rents.

Lastly, we were focused on the leasing program for New York City REIT (“NYCR”), an AR Global advised REIT which invests in New York City real estate. In the first quarter, the company had two new leases and two renewals commence for a total of over 4,000 square feet and has also executed leases which have yet to commence that represent over 25,000 square feet of leased space, bringing executed occupancy to 91%. A pipeline of over 16,000 square feet of new leases and lease renewals are currently being negotiated. NYCR also did a great job collecting April rent in one of the cities most severely affected by COVID-19 related closures, bringing in 73% of the April cash rents that were payable. NYCR continues to focus on strategic objectives, collection of cash rent throughout the COVID-19 crisis, planning for the safe return of office and retail tenants when permitted, emphasizing new and renewal leasing activity, maintaining an efficient capital structure and examining selective acquisitions.

Despite a strong first quarter, we know that we will be measured by how well we respond to new challenges for the rest of the year. We remain focused on collecting contractual cash rents throughout the portfolio. I am very proud of our team for showing great dedication, focus and expertise in navigating these unchartered waters. Through our hard work and the tenant relationships we have developed, our first quarter was successful, and we believe our second quarter is off to a good start. Despite working remotely, our team and our partners have continued to work effectively to maintain the momentum that AR Global carried into the start of the year.

While we believe that the global economy will rebound over the long-term, the short-term reality across the US will be challenging for all industries. We believe that the careful underwriting and due diligence across our acquisition department within our portfolios will offset some of the potential effects of this crisis and will continue to position the REITs well in the long run.

When the appropriate time comes, we believe there will be opportunities to capitalize on the current market disruption and we intend to be well positioned to act on these opportunities. I look forward to sharing further updates with you in our next quarterly update. We will now begin today’s presentation.

NYCR Webinar Script

Slide 2: Corporate Update – (Mike Weil)

As I mentioned in the opening, in April NYCR collected 73% of cash rent payable during the month, including 77% of the cash rent due from our office tenants and 76% of April cash rent due from our top 20 tenants.

Of the remaining uncollected April cash rent, 16% is subject to ongoing rent deferral negotiations and we have approved deferral agreements for 9% of the rent.

Slide 3: April Cash Rent Collection

We continue to proactively work with our tenants to facilitate an open dialog in order to understand the challenges our tenants are facing and develop mutually agreeable solutions. In this spirit, we have reached a number of rent deferral agreements whereby we will defer a portion of a tenant’s cash rent for, on average, three months, with the deferred amount to be paid back during the first half of 2021.

Slide 4: NYCR Highlights

Beyond the effects of COVID-19, I’d like to talk through some highlights from the first quarter of 2020 based on information contained in our recently filed 10-Q.

During the first quarter, we had one new lease at 123 William Street and one new lease and two renewals at 9 Times Square commence for a total of over 4,000 square feet. We also have executed leases which have yet to commence as of April 30, 2020 that represent over 25,000 square feet of leased space, bringing our executed occupancy to 91%. These executed leases represent over $1.6 million of cash rent per year.

Slide 5: Q4 2019 Leasing Activity

Leasing remains a focus of New York City REIT. As of March 31, 2020, our 1.2 million square foot portfolio is 89% leased. In addition to maintaining a high level of occupancy, we have increased the average remaining lease term of the portfolio to 6.8 years, up from 6.1 years a year ago.

Slide 6: Key Initiatives

Our strategy at NYCR is straight-forward: drive organic growth through leasing activity, continue to prudently finance our assets to maintain an efficient capital structure, and selectively examine additional acquisitions with a focus on assets located in Manhattan, as well as the disposition of the Hit Factory, which we have been working to sell for some time.

As New York City rebounds from the COVID-19 crisis we intend to continue executing on this strategy. By executing on these initiatives, we continue to better position the company for an eventual liquidity event.

Additionally, NYCR’s net leverage remains conservative at 41%, providing room for potential portfolio growth.

Slide 7: Portfolio Overview

New York City REIT’s portfolio is comprised of $863 million of real estate investments, at cost, consisting of eight properties as of March 31, 2020.

As you can see from the map on the right-hand side, with the exception of our medical office property, which is in Brooklyn, our assets are centralized in Manhattan. We expect future acquisition activity to be focused on properties located in Manhattan.

I’d like to now turn the call over to Chris Masterson, Chief Financial Officer of NYCR.

Slide 8: Balance Sheet Summary

Thank you, Mike. Slide 8 provides a snapshot of our balance sheet at quarter end. New York City REIT’s total real estate at cost stood at $863 million, which consists of the eight properties that the Company owns. As of March 31, 2020, NYCR’s cash and cash equivalents balance was $53 million. We also had six loans outstanding at seven properties with a combined gross balance of $405 million. The company’s net leverage was 41%, with a weighted average effective interest rate of 4.4%.

Our board of directors has not yet reinstated the distribution. As additional rent commences under new leases and once the effects of the current COVID-19 pandemic on our portfolio become more certain, the Board will evaluate the resumption of distributions.

Slide 9: Management Team

Our management team and Board remain focused on driving earnings within the portfolio and preparing the company for a full-cycle liquidity event for shareholders. While nothing has been announced at this time, our team remains committed to maximizing shareholder value over the long term and preparing the company for an eventual liquidity event.

Closing Comments

At this time, most businesses in New York City remain shuttered, but we know that will not be the case permanently. When the city does begin to resume activity, our properties will be prepared to welcome tenants back to their workplaces safely. We believe that our sustained leasing activity and long weighted average remaining lease term are points of strength for the company that will serve us well as we continue to focus on our core strategy and prepare for an eventual liquidity event. We believe that our strong balance sheet and the hard work of our team will position the Company for growth in the future.

We thank you for joining us today. For account information, including balances and the status of submitted paperwork or for any questions in general, please call us at (866) 902-0063.

Operator Closes the Call

The conference has now concluded. If you have submitted questions during today’s webcast, a member of our investor relations group will follow-up to answer your questions. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.newyorkcityreit.com.

Thank you for attending today’s presentation. You may now disconnect.